EXHIBIT 99.1

Amendment No. 1 to the Employment Agreement Between
Thomas Daley
and Volt Information Sciences, Inc.

        This Amendment No. 1 (this “Amendment”) to the Employment Agreement (the “Agreement”) made and entered into on or about August 25, 2004 between Volt Information Sciences, Inc., a New York corporation (the “Company”), and Thomas Daley, an individual residing at Villa Park, CA (the “Executive”), is dated as of April 6, 2006. Terms not defined herein are defined in the Agreement.

        WHEREAS, the Board of Directors has reviewed the Agreement with management and made its recommendations to management with respect to certain modifications of the Agreement, including, but not limited to, excluding the sales and earnings of operations that do not report to the Executive in calculating his incentive compensations, and

        WHEREAS, the provision for the year end improvement bonus is not consistent with the bonus policy for other Executive Officers of the Company;

      NOW, THEREFORE, IT IS AGREED:

        1.        Section 3.C of the Agreement, entitled YEAR END IMPROVEMENT BONUS, of the Agreement is hereby amended, effective with and commencing as of the beginning of the Company’s 2006 fiscal year, by deleting such section in its entirety, and deleting all references in the Agreement to a Year End Improvement Bonus, improvement bonus and/or bonus.

        2.        Section 3 of the Agreement and Attachment I to the Agreement is hereby amended to delete and remove from Employee’s Corporate Dominion the following subsidiaries/divisions/ segments/departments listed in Attachment I to the Agreement: : (i) Volt Telecommunications Group Inc. (Attachment item a), (ii) Shaw & Shaw Inc. (Attachment item e), (iii) ProcureStaff Inc. (Attachment item h), and (iv) Volt Services Group, East Region (Attachment part of item c).

        3.        Employee’s compensation may only be altered and revised in writing by the Company, signed by the President, an Executive Vice President or the Chief Operating Officer of the Company, subject to the approval of the Company’s Board of Directors or the Compensation Committee of the Board of Director

        4.        The remaining terms of the Agreement remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the day and year first above written.

VOLT INFORMATION SCIENCES, INC.	EXECUTIVE: THOMAS DALEY
By:	Signature:
Title:	Date: